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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-98474 and 333-55835 of Owosso Corporation on Form S-8 and Registration Statement 33-99526 of Owosso Corporation on Form S-3 of our report dated December 13, 2002, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Owosso Corporation's ability to continue as a going concern) appearing in this Annual Report on Form 10-K of Owosso Corporation for the year ended October 27, 2002.



/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP
Philadelphia, Pennsylvania
January 24, 2003